Filed Pursuant to Rule 424(b)(3)

Registration No. 333-279438

SUPPLEMENT

dated 17 December 2024 (this “Supplement”), to the prospectus, dated 20 June 2024, published in relation to the offering of shares of common stock to be issued by John Bean Technologies Corporation (“JBT”) (such shares, the “JBT Offer Shares”) to the shareholders of Marel hf. (“Marel”) and the admission to listing and trading on the main market of Nasdaq Iceland hf. (“Nasdaq Iceland”) of all outstanding shares of common stock of JBT (the “JBT Shares”), as supplemented by two supplements to the prospectus, dated 9 August 2024 and 15 November 2024 (the “Prospectus”):

JOHN BEAN TECHNOLOGIES CORPORATION

and

JOHN BEAN TECHNOLOGIES EUROPE B.V.

JBT is a corporation incorporated under the laws of Delaware, with its registered address at 70 West Madison Street, Suite 4400, Chicago, Illinois 60602, United States, registered under the LEI 5493007CT6ATBZ2L6826.

John Bean Technologies Europe B.V., a subsidiary of JBT, is a private limited liability company (NL. besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, with its registered office at Deccaweg 32, 1042 AD Amsterdam, the Netherlands, and registered with the Dutch Trade Register under no. 63675013 (the “Offeror”).

This Supplement constitutes a supplement to the Prospectus for the purposes of Article 23 of Regulation (EU) no. 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market and repealing Directive 2003/71/EC (as amended, the “Prospectus Regulation”), and is published in relation to the offering of the JBT Offer Shares to Marel shareholders and the admission to listing and trading of all outstanding JBT Shares on the main market of Nasdaq Iceland. This Supplement shall be read and construed in conjunction with the Prospectus and the publication of this Supplement forms an integral part of the Prospectus.

Terms defined in the Prospectus shall, unless the context otherwise requires or expressly otherwise defined in this Supplement, have the same meaning when used in this Supplement. This Supplement has been approved by the Icelandic FSA as the competent authority under the Prospectus Regulation. The Icelandic FSA only approved this Supplement as meeting the standards of completeness, comprehensibility and consistency imposed by the Prospectus Regulation. Such approval should not be considered as an endorsement of JBT or the Offeror and investors should make their own assessment as to the suitability of investing in JBT Shares.

JBT and the Offeror are responsible for the content of this Supplement. JBT and the Offeror have taken all reasonable care to ensure that the information contained in this Supplement is, to the best of their knowledge, in accordance with the facts and contains no omission likely to affect its import and accept responsibility accordingly.

To the extent that there is any inconsistency between (a) any statement in this Supplement or any statements incorporated by reference into the Prospectus by this Supplement and (b) any other statement in or incorporated by reference into the Prospectus, the statements referred to in (a) above shall prevail.

Purpose

JBT and the Offeror have prepared this Supplement for the purpose of updating the Prospectus to include further information about the proposed admission to trading and official listing of all outstanding JBT Shares on the main market of Nasdaq Iceland following the completion of the Offer.

•	Preamble of the Prospectus (pages iv to v)

The first paragraph (on page iv) shall be amended and restated in its entirety to read as follows:

“This document (the “Prospectus”) relates to (i) the offering of shares of common stock, par value $0.01 per share (“JBT Shares”), of John Bean Technologies Corporation (“JBT”) (such offered shares, the “JBT Offer Shares”) to the shareholders of Marel hf. (“Marel,” and such shareholders, the “Marel Shareholders”) in connection with the proposed acquisition of the entire issued share capital of Marel by JBT through a voluntary public takeover offer (the “Offer”) made by JBT through John Bean Technologies Europe B.V. (the “Offeror”), on behalf of JBT, to the Marel Shareholders whereby each issued and outstanding ordinary share of Marel (the “Marel Shares”), excluding any treasury shares held by Marel, is exchanged, at the election of Marel Shareholders, for (a) cash consideration in the amount of EUR 3.60, (b) stock consideration consisting of 0.0407 newly and validly issued, fully paid and non-assessable JBT Offer Shares or (c) cash consideration in the amount of EUR 1.26 along with stock consideration consisting of 0.0265 newly and validly issued, fully paid and non-assessable JBT Offer Shares, subject to the proration provisions, as applicable, described in this Prospectus, and (ii) the admission to trading of all outstanding JBT Shares on the main market of Nasdaq Iceland hf. (“Nasdaq Iceland”).“

The eight paragraph (on page v) shall be amended and restated in its entirety to read as follows:

“JBT intends to take the steps necessary for all outstanding JBT Shares, to be admitted to trading and official listing on the main market of Nasdaq Iceland and for the JBT Shares to remain listed on the NYSE. To effect such admission to trading and official listing, JBT intends to, prior to completion of the Offer, submit an application to Nasdaq Iceland for the admission to trading and official listing of all outstanding JBT Shares. Such steps and the admission to trading and the official listing of all outstanding JBT Shares on Nasdaq Iceland will be subject to, among other things, the completion of the Offer.”

Prospectus Summary:

•	Section A. Introductions and Warnings

The first paragraph in the sub-section titled “The Issuer, the Offeror and the Securities”, shall be amended and restated in its entirety to read as follows:

“This Prospectus relates to (i) the offering of shares of common stock, par value $0.01 per share (“JBT Shares”), of John Bean Technologies Corporation, with its registered address at 70 West Madison Street, Suite 4400, Chicago, Illinois 60602, United States, registered under the legal entity identifier (“LEI”) 5493007CT6ATBZ2L6826 (“JBT”) (such offered shares, the “JBT Offer Shares”), to the shareholders of Marel hf., with its registered address at Austurhraun 9, 210 Garðabær, Iceland, registered under the LEI 5299008YTLEN09WTHW26 (“Marel,” and such shareholders, the “Marel Shareholders”) in connection with the voluntary public takeover offer (the “Offer”) made by JBT through John Bean Technologies Europe B.V., a subsidiary of JBT, with its registered address at Deccaweg 32, 1042 AD Amsterdam, the Netherlands, registered under the Dutch Trade Register under no. 63675013 (the “Offeror”), to the Marel Shareholders whereby each issued and outstanding ordinary share of Marel (the “Marel Shares”), other than any treasury shares held by Marel, is exchanged, at the election of Marel Shareholders, for (a) cash consideration in the amount of EUR 3.60, (b) stock consideration consisting of 0.0407 newly and validly issued, fully paid and non-assessable JBT Offer Shares or (c) cash consideration in the amount of EUR 1.26 along with stock consideration consisting of 0.0265 newly and validly issued, fully paid and non-assessable JBT Offer Shares, subject to the proration provisions, as applicable, described in this Prospectus, and (ii) the admission to trading of all outstanding JBT Shares on the main market of Nasdaq Iceland hf. (“Nasdaq Iceland”).”

•	Section C. Key information on the securities

The first paragraph in the sub-section titled “What are the main features of the securities?”, under “Type, class and ISIN”, shall be amended and restated in its entirety to read as follows:

“The newly issued JBT Offer Shares to be delivered as stock consideration in connection with the Offer will be shares of common stock of JBT, delivered in registered form, book-entered in the Nasdaq Iceland securities system, under the ticker symbol “JBTM” and the ISIN code US4778391049.”

The second paragraph in the sub-section titled “What are the main features of the securities?”, under “Currency, denomination and par value”, shall be amended and restated in its entirety to read as follows:

“The JBT Offer Shares issued in connection with the Offer and submitted for listing on Nasdaq Iceland, along with all other outstanding JBT Shares, will be denominated in USD with a par value of $0.01 per share, but traded and settled in ISK on Nasdaq Iceland.”

The first paragraph in the sub-section titled “Where will the securities be traded?”, under “Admission to trading”, shall be amended and restated in its entirety to read as follows:

“All outstanding JBT Shares are currently listed on the NYSE under the symbol “JBT.” JBT intends to maintain the listing of JBT Shares on the NYSE under the symbol “JBTM” upon completion of the Transaction. JBT intends to take the steps necessary to list all outstanding JBT Shares on Nasdaq Iceland under the ticker symbol “JBTM” and the ISIN code US4778391049.”

The second paragraph in the sub-section titled “What are the key risks that are specific to the securities?”, under “Key risks”, shall be amended and restated in its entirety to read as follows:

“Nasdaq Iceland may not list JBT Shares on its exchange, which may limit the ability of shareholders to transact in the JBT Offer Shares.”

•	Section D. Key information on the offer and admission to trading on a regulated market

The first paragraph in the sub-section titled “Under which conditions and timetable can I invest in this security?”, under “Terms and conditions, expected timetable of the offer and details of the admission to trading on a regulated market”, shall be amended and restated in its entirety to read as follows:

“Pursuant to the terms of the Offer, Marel Shareholders may exchange each Marel Share, at their election, for (i) cash consideration in the amount of EUR 3.60, (ii) stock consideration consisting of 0.0407 JBT Offer Shares or (iii) cash consideration in the amount of EUR 1.26 along with stock consideration consisting of 0.0265 JBT Offer Shares, subject to the proration provisions, as applicable, described in this Prospectus. Marel Shareholders can choose to receive JBT Offer Shares listed on either the NYSE or Nasdaq Iceland (subject to the approval of all outstanding JBT Shares being listed on Nasdaq Iceland).”

The second paragraph in the sub-section titled “Under which conditions and timetable can I invest in this security?”, under “Terms and conditions, expected timetable of the offer and details of the admission to trading on a regulated market”, shall be amended and restated in its entirety to read as follows:

“JBT intends to take the steps necessary to list all outstanding JBT Shares on Nasdaq Iceland under the ticker symbol “JBTM” and the ISIN code US4778391049. To effect such admission to trading and official listing, JBT will submit an application to Nasdaq Iceland for the admission to trading and official listing of the JBT Shares as well as prepare and publish any supplement necessary to this Prospectus. Such steps and the admission to trading and official listing of all outstanding JBT Shares on Nasdaq Iceland will be subject to, among other things, the completion of the Offer.”

The first paragraph in the sub-section titled “Why is this prospectus being produced”, under “Reasons for offering and admission to trading”, shall be amended and restated in its entirety to read as follows:

“This Prospectus is prepared (i) due to the offering of the JBT Offer Shares as consideration to Marel Shareholders in connection to the offer and (ii) to enable all outstanding JBT Shares to be admitted to trading on the main market of Nasdaq Iceland.”

The first paragraph in the sub-section titled “Why is this prospectus being produced”, under “Material and conflicting interests”, shall be amended and restated in its entirety to read as follows:

“There are no material conflicts of interest pertaining to the Offer or the admission of all outstanding JBT Shares to trading.”

Section 1 (Risk Factors):

•	Section 1.6.2 - Nasdaq Iceland may not list JBT Offer Shares on its exchange, which may limit the ability of shareholders to transact in the JBT Offer Shares

The first paragraph shall be amended and restated in its entirety to read as follows:

“Because Marel Shareholders who receive JBT Offer Shares as consideration can choose to receive JBT Offer Shares listed on either the NYSE or Nasdaq Iceland, JBT currently intends to list all outstanding JBT Shares issued in connection with the Transaction on Nasdaq Iceland. Neither JBT nor Marel can assure you that JBT will be able to meet all listing requirements or that Nasdaq Iceland will permit the listing of such JBT Shares. Even if such JBT Shares are listed on Nasdaq Iceland, the combined company may be unable to maintain such listing in the future. If JBT fails to list such JBT Shares on Nasdaq Iceland or maintain such listing, it may limit the ability of shareholders to transact in JBT Shares, including the JBT Offer Shares.”

•

Section 1.6.4 - If the JBT Offer Shares are listed on Nasdaq Iceland, the combined company will be subject to reporting requirements under Icelandic law, and adherence to these requirements could increase the combined company’s operating costs

The first paragraph shall be amended and restated in its entirety to read as follows:

“Following the intended listing of all outstanding JBT Shares on Nasdaq Iceland, the combined company will be subject to reporting requirements and certain other applicable requirements under Icelandic law, including, but not limited to, the Market Abuse Regulation. Adherence to the requirements of these rules and regulations may increase the combined company’s legal, accounting and financial compliance costs, make certain activities more difficult, time consuming and costly, place additional strain on resources and divert management’s attention away from other business matters. In addition, the applicable legal requirements or the interpretation of such requirements by regulators and courts may differ or conflict which could expose the combined company to additional costs, sanctions and/or fines. Any of these factors could have a material effect on the combined company’s business, results of operations and financial condition.”

•

Section 1.6.5 - In connection with completion of the Transaction and if the JBT Offer Shares are approved for listing on Nasdaq Iceland, the JBT Shares will be listed and traded on two separate markets and investors seeking to take advantage of price differences between such markets may create unexpected volatility in the price of JBT Shares

The first paragraph shall be amended and restated in its entirety to read as follows:

“In connection with completion of the Transaction and if JBT Shares are approved for listing on Nasdaq Iceland, the JBT Shares will be listed and traded both on the NYSE and on Nasdaq Iceland. While the JBT Shares are traded on both markets, price and volume levels could fluctuate significantly on either market, independent of the share price or trading volume on the other market. Investors could seek to sell or buy JBT Shares to take advantage of any price differences between the two markets through a process referred to as arbitrage. Any arbitrage activity could create unexpected volatility in both the price of JBT Shares on either exchange and in the volume of JBT Shares available for trading on either market. In addition, JBT Stockholders in either jurisdiction will not immediately be able to transfer such shares for trading on the other market without effecting necessary procedures with JBT’s transfer agents/registrars. This could result in time delays and additional cost for such holders.”

Section 2 (General Information):

•	Section 2 – General Information

The seventh paragraph shall be amended and restated in its entirety to read as follows:

“If a significant new factor, material mistake or material inaccuracy relating to the information included in this Prospectus that is capable of affecting the assessment of the JBT Offer Shares arises or is noted between the date of this Prospectus and the Offer Closing Time or, if applicable, the start of trading of JBT Shares on Nasdaq Iceland, then a prospectus supplement must be announced in accordance with the provisions of the Prospectus Regulation. Such a supplement will be subject to an approval by the Icelandic FSA.”

•	Section 2.1 – Supplements

The first paragraph shall be amended and restated in its entirety to read as follows:

“If a significant new factor, material mistake or inaccuracy relating to the information included in this Prospectus that may affect the assessment of the JBT Offer Shares arises or is noted between the date of this Prospectus being approved by the Icelandic FSA and the Offer Closing Time or, if applicable, the start of trading of JBT Shares on Nasdaq Iceland, whichever occurs later, a supplement to this Prospectus is required. Such a supplement will be subject to approval by the Icelandic FSA in accordance with Article 23 of the Prospectus Regulation and will be made public in accordance with the relevant provisions under the Prospectus Regulation. The summary shall also be supplemented, if necessary, to take into account the new information included in the supplement. In case a significant new factor, material mistake or material inaccuracy relating to the information included in this Prospectus that may affect the assessment of the JBT Offer Shares arises after the later of the Offer Closing Time and the start of trading of JBT Shares on Nasdaq Iceland, JBT and the Offeror will not supplement this Prospectus.”

•	Section 2.4 – Special notice to Marel Shareholders in the United States

The first paragraph shall be amended and restated in its entirety to read as follows:

“Pursuant to applicable U.S. securities laws, in the United States, JBT filed the Registration Statement in the United States with respect to the JBT Offer Shares. No offer of JBT Offer Shares will be made except by means of the prospectus forming part of the Registration Statement that meets the requirements of Section 10 of the Securities Act. JBT intends to maintain the listing of JBT Shares on the NYSE, and JBT also intends to list all outstanding JBT Shares on Nasdaq Iceland under the ticker symbol “JBTM”. JBT cannot assure you that JBT Shares will be approved for listing on Nasdaq Iceland.”

Section 3 (Responsibility Statement):

•	Section 3.1 – JBT’s and the Offeror’s Responsibility Statement

The fourth paragraph shall be amended and restated in its entirety to read as follows:

“No representation or warranty, express or implied, is made or given by, or on behalf of, Arion Bank or any of its respective affiliates or representatives or any of its respective directors, officers or employees or any other person, as to the accuracy, completeness, verification or fairness of the information or opinions contained in this Prospectus, or incorporated by reference herein, and nothing in this Prospectus, or incorporated by reference herein, is, or shall be relied upon as, a promise or representation by Arion Bank or any of its respective affiliates or representatives, or any of its respective directors, officers or employees or any other person, as to the past or future. Arion Bank or its respective directors, officers or employees or any other person in any of their respective capacities in connection with the Offer and/or the potential listing of JBT Shares on Nasdaq Iceland does not accept any responsibility whatsoever for the accuracy, completeness or verification of the contents of this Prospectus or for any other statements made or purported to be made by either itself or on its behalf in connection with JBT, the Offeror, the combined company, the Offer and/or the potential listing of JBT Shares on Nasdaq Iceland or the JBT Shares. Accordingly, Arion Bank and its respective affiliates and representatives, its respective directors, officers and employees and any other person disclaim, to the fullest extent permitted by applicable law, all and any liability, whether arising in tort or contract or which it might otherwise be found to have in respect of this Prospectus and/or any such statement.”

Section 6 (The Transaction):

•	Section 6.6 – Marel Board’s reasons for the Transaction

The sixth main bullet point, under “Nasdaq Iceland Listing”, in the second paragraph shall be amended and restated in its entirety to read as follows:

“Nasdaq Iceland Listing. JBT intends to list all outstanding JBT Shares on Nasdaq Iceland. Marel Shareholders who elect to receive JBT Offer Shares or a mix of JBT Offer Shares and cash as the Transaction consideration can choose to receive JBT Offer Shares listed on either the NYSE or Nasdaq Iceland (subject to the approval of the JBT Shares being listed on Nasdaq Iceland).”

•	Section 6.13 – Listing of JBT Offer Shares; Delisting of Marel Shares

The first paragraph shall be amended and restated in its entirety to read as follows:

“JBT Shares will remain listed on the NYSE upon completion of the Transaction under the symbol “JBT,” and JBT intends to submit the Supplemental Listing Application (as defined in this Prospectus) to the NYSE with respect to the JBT Offer Shares. JBT also intends to list all outstanding JBT Shares on Nasdaq Iceland under the ticker symbol ”JBTM”. JBT and Marel cannot assure you that JBT Shares will be approved for listing on Nasdaq Iceland. In connection with the Transaction and the Merger or Squeeze-Out, JBT, through the Offeror, and Marel intend to delist the Marel Shares from Euronext Amsterdam and Nasdaq Iceland as soon as practicable after the Offer Closing Time. JBT, through the Offeror, and Marel may initiate a delisting of the Marel Shares depending on the stake of JBT, prevailing market conditions and other economic considerations. A delisting would require the approval of Marel Shareholders at a shareholders’ meeting in respect of the Nasdaq Iceland Shares, and following such a meeting, an application would be submitted to Euronext Amsterdam and Nasdaq Iceland to delist. A delisting would result in the revocation of trading of Marel Shares on the regulated market and, thus, could make Marel Shares effectively illiquid. The Offeror does not intend to compensate for such adverse effect.”

Section 7 (The Transaction Agreement):

•	Section 7.3 – Consideration Offered to Marel Shareholders

The first paragraph shall be amended and restated in its entirety to read as follows:

“The Transaction Agreement provides that in the Offer Marel Shareholders may exchange each Marel Share, at their election, for (i) cash consideration in the amount of EUR 3.60 (the “All-Cash Offer Consideration,” and the Marel Shares with respect to which such election has been made and not validly withdrawn, the “Cash Electing Shares”), (ii) stock consideration consisting of 0.0407 newly and validly issued, fully paid and non-assessable shares JBT Offer Shares (the “All-Stock Offer Consideration,” and the Marel Shares with respect to which the All-Stock Offer Consideration has been made and not validly withdrawn, the “Stock Electing Shares”) or (iii) cash consideration in the amount of EUR 1.26 along with stock consideration consisting of 0.0265 newly and validly issued, fully paid and non-assessable JBT Offer Shares (the “Mixed Offer Consideration,” and the Marel Shares with respect to which such election has been made and not validly withdrawn, the “Mixed Election Shares”); subject to the proration provisions, as applicable, described below. Accepting Marel Shareholders can choose to receive JBT Offer Shares listed on either (i) the NYSE or (ii) Nasdaq Iceland (subject to the approval of JBT Shares being listed on Nasdaq Iceland), and if no explicit selection is made, Accepting Marel Shareholders will receive JBT Offer Shares listed on the NYSE. Accepting Marel Shareholders who elect the All-Cash Offer Consideration will only receive JBT Offer Shares if the proration process described in this Prospectus and the Offer Document results in such Accepting Marel Shareholders receiving a mix of cash and JBT Offer Shares.”

•	Section 7.12 – Offer Document; Registration Statement; Listing Applications

The third main bullet point in the first paragraph shall be amended and restated in its entirety to read as follows:

“JBT will prepare and submit to the Icelandic FSA and, to the extent applicable, Nasdaq Iceland, an application for admission to Nasdaq Iceland of the JBT Shares (the “Secondary Listing Application”), as well as (to the extent not included in this Prospectus), a listing prospectus in connection with the same. JBT will also submit to the NYSE, after the JBT Stockholder Approval but prior to the Offer Closing Time, a supplemental listing application for the purpose of listing the JBT Offer Shares (the “Supplemental Listing Application” and together with the Secondary Listing Application, the “Listing Applications”). JBT will use its reasonable best efforts to maintain the Secondary Listing at least until three years after the Closing or longer as deemed appropriate by the board of directors of the combined company when considering the Icelandic stockholders of the combined company.“

•	Section 7.16 – Governance and Social Matters

The fifth main bullet point in the first paragraph shall be amended and restated in its entirety to read as follows:

“(i) if JBT and Marel jointly determine to change the current JBT NYSE stock symbol, to cause the stock symbol to be changed as jointly agreed, and (ii) JBT and Marel will jointly determine the stock symbol for the JBT Shares to be listed on Nasdaq Iceland;”

Section 8 (The Offer):

•	Section 8.1 – Subject Matter

The first paragraph shall be amended and restated in its entirety to read as follows:

“Pursuant to the Transaction Agreement, Marel’s business will be brought under JBT through the Offer. Pursuant to the terms of the Offer, Marel Shareholders may exchange each Marel Share, at their election, for (i) cash consideration in the amount of EUR 3.60, (ii) stock consideration consisting of 0.0407 newly and validly issued, fully paid and non-assessable JBT Offer Shares or (iii) cash consideration in the amount of EUR 1.26 along with stock consideration consisting of 0.0265 newly and validly issued, fully paid and non-assessable JBT Offer Shares, subject to the proration provisions, as applicable, described in this Prospectus. Accepting Marel Shareholders can choose to receive JBT Offer Shares listed on either the NYSE or Nasdaq Iceland (subject to the approval of JBT Shares being listed on Nasdaq Iceland), and if no explicit selection is made, Accepting Marel Shareholders will receive JBT Offer Shares listed on the NYSE. Accepting Marel Shareholders who elect the consideration described in (i) will only receive JBT Offer Shares if the proration process described in this Prospectus and the Offer Document results in such Accepting Marel Shareholders receiving a mix of cash and JBT Offer Shares. This Offer exchange ratio is fixed and will not be adjusted to reflect changes in the price of the Marel Shares or the JBT Shares prior to the date of the closing of the Offer.”

•	Section 8.13 – Information on the JBT Offer Shares

The first paragraph shall be amended and restated in its entirety to read as follows:

“The JBT Offer Shares that will be issued in connection with the completion of the Transaction are shares of common stock of JBT with a par value of $0.01 per share. JBT Shares are currently listed on the NYSE under the symbol “JBT.” JBT Shares will remain listed on the NYSE upon completion of the Transaction, and JBT intends to submit the Supplemental Listing Application to the NYSE with respect to the JBT Offer Shares. JBT also intends to list all outstanding JBT Shares on Nasdaq Iceland under the ticker symbol “JBTM”. JBT cannot assure you that JBT Shares will be approved for listing on Nasdaq Iceland.”

Section 17 (Unaudited Pro Forma Condensed Combined Financial Information):

•	Section 17.2 – Description of the Transaction

The third paragraph shall be amended and restated in its entirety to read as follows:

“In connection with the Transaction, JBT anticipates that the Marel Shares will be delisted from Nasdaq Iceland and Euronext Amsterdam. JBT Shares will remain listed on the NYSE upon completion of the Transaction under the symbol “JBTM” and JBT intends to submit the Secondary Listing Application to list all outstanding JBT Shares on Nasdaq Iceland under the ticker symbol ”JBTM”.”

Section 24 (Dilution):

•	Section 24 – Dilution

The third paragraph shall be amended and restated in its entirety to read as follows:

“In the Offer, Marel Shareholders may exchange each Marel Share, at their election, for (i) cash consideration in the amount of EUR 3.60, (ii) stock consideration consisting of 0.0407 newly and validly issued, fully paid and non-assessable JBT Offer Shares or (iii) cash consideration in the amount of EUR 1.26 along with stock consideration consisting of 0.0265 newly and validly issued, fully paid and non-assessable JBT Offer Shares, subject to the proration provisions, as applicable, described in this Prospectus. Accepting Marel Shareholders can choose to receive JBT Offer Shares listed on either the NYSE or Nasdaq Iceland (subject to the approval of JBT Shares being listed on Nasdaq Iceland), and if no explicit selection is made, Accepting Marel Shareholders will receive JBT Offer Shares listed on the NYSE. The Offer is conditioned upon, among other things, holders of at least 90% of the issued and outstanding share capital and voting rights of Marel tendering their shares in the Offer (which percentage may be lowered by JBT in its sole discretion, but which will not be reduced below 80% without Marel’s consent).”

Section 27 (Description of the Shares and the Share Capital):

•	Section 27.3 – Information concerning the Shares to be Admitted to Trading

The first paragraph shall be amended and restated in its entirety to read as follows:

“Pursuant to the terms of the Offer, Marel Shareholders may exchange each Marel Share, at their election, for (i) cash consideration in the amount of EUR 3.60, (ii) stock consideration consisting of 0.0407 JBT Offer Shares or (iii) cash consideration in the amount of EUR 1.26 along with stock consideration consisting of 0.0265 JBT Offer Shares, subject to the proration provisions, as applicable, described in this Prospectus. Accepting Marel Shareholders can choose to receive JBT Offer Shares listed on either the NYSE or Nasdaq Iceland (subject to the approval of JBT Shares being listed on Nasdaq Iceland), and if no explicit selection is made, Accepting Marel Shareholders will receive JBT Offer Shares listed on the NYSE.”

The second paragraph shall be amended and restated in its entirety to read as follows:

“The newly issued JBT Offer Shares to be listed on Nasdaq Iceland along with other JBT Shares, to be delivered as stock consideration in accordance with the above, will be shares of common stock of JBT with a par value of $0.01 per share, delivered in registered form, book-entered in the Nasdaq Iceland securities system, under the ticker symbol “JBTM” and the ISIN code US4778391049.”

The third paragraph shall be amended and restated in its entirety to read as follows:

“The issuance of JBT Offer Shares to be delivered to Marel Shareholders as stock consideration in accordance with the above was approved by JBT Stockholders at the Special Meeting, which was held virtually by live webcast on 8 August 2024.”

The fourth paragraph shall be amended and restated in its entirety to read as follows:

“The Offer will settle within 5 Icelandic business days from the Expiration Date, and all outstanding JBT Shares will be admitted to trading and officially listed on Nasdaq Iceland simultaneously with or shortly after settlement of the Offer.”

•	Section 27.3.1 – Currency of the JBT Offer Shares

The first paragraph shall be amended and restated in its entirety to read as follows:

“The JBT Offer Shares issued in connection with the Offer and to be listed on Nasdaq Iceland along with other JBT Shares will be denominated in USD with a par value of $0.01 per share, but traded and settled in ISK on Nasdaq Iceland. The JBT Offer Shares to be listed on the NYSE will be expressed in U.S. dollars. The existing JBT Shares will remain listed on the NYSE, where they are and will be expressed in U.S. dollars.”

Section 28 (Admission to Trading and Dealing Arrangements):

•	Section 28.1 – Admission to trading and official listing of the JBT Shares

The second paragraph shall be amended and restated in its entirety to read as follows:

“JBT Shares are currently listed on the NYSE under the symbol “JBT”. JBT intends to maintain the listing of JBT Shares on the NYSE under the symbol “JBTM” upon completion of the Transaction.”

The third paragraph shall be amended and restated in its entirety to read as follows:

“An application has been made for all outstanding JBT Shares to be admitted to trading and official listing on the main market of Nasdaq Iceland under the symbol “JBTM”. The admission to trading and official listing of the JBT Shares on Nasdaq Iceland is expected to occur under the permanent ISIN code US4778391049, and the first date of trading is expected to be 3 January 2025, unless the Offer Period is further extended in accordance with applicable laws and terms of the Transaction Agreement between JBT and Marel. The admission is subject to, among other things, completion of the Offer and Nasdaq Iceland’s unconditional approval of the admission to trading and official listing of all outstanding JBT Shares. Trading and clearing on Nasdaq Iceland will be carried out in ISK and price information will be provided and published in ISK only.

Any new JBT Shares to be issued by JBT in connection with post-Offer reorganization transactions will be admitted to trading and official listing on Nasdaq Iceland in reliance on the exemption in Article 1(5)(a) of the Prospectus Regulation and not on the basis of this Prospectus.”

The sixth paragraph shall be amended and restated in its entirety to read as follows:

“The admission and official listing of all outstanding JBT Shares on Nasdaq Iceland following completion of the Offer is subject to JBT fulfilling the rules issued by Nasdaq Iceland at any given time, including that a sufficient number of JBT Shares are distributed to the public.”

•	Section 28.2 – Market maker agreement

The first paragraph shall be amended and restated in its entirety to read as follows:

“JBT will enter into a market making agreement with Arion Bank in connection with the admission to trading and official listing of JBT Shares on Nasdaq Iceland. Pursuant to such an agreement, Arion Bank will commit to act as intermediary in secondary trading, providing liquidity through bid and offer rates.”

17 December 2024

For and on behalf of John Bean Technologies Corporation:

Brian A. Deck, President and Chief Executive Officer	/s/ Brian A. Deck

For and on behalf of John Bean Technologies Europe B.V.:

Sherri Nicole Speaks, Managing Director	/s/ Sherri Nicole Speaks

Noah Nathaniel Popp, Managing Director	/s/ Noah Nathaniel Popp

Olaf Sijrier, Managing Director	/s/ Olaf Sijrier

Bram Jasper Bergsma, Managing Director	/s/ Bram Jasper Bergsma